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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2005

CHORDIANT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	93-1051328
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number:

000-29357

20400 Stevens Creek Boulevard, Suite 400
Cupertino, CA    95014
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (408) 517-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On May 16, 2005, Chordiant Software, Inc. (the "Company") publicly announced that it had appointed a task force to improve profitability and control expenses (the "Profitability Task Force"). The goal of the Profitability Task Force is to create better alignment of functions within the Company, to make full utilization of the Company's India development center, to develop a closer relationship between the Company's field operations and customers, to review the sales and implementation models, as well as the organization model to flatten management levels, to review the Company's product line, and to enhance the Company's business model for profitability and operating leverage. As a result of the work of the Profitability Task Force, in addition to a number of other proposed actions, management undertook an approximate 10% reduction in the Company's workforce, and on July 13, 2005 affected employees were notified. In connection with this action, the Company expects to incur a one-time cash charge of approximately $1.0 million in the fourth quarter ended September 30, 2005 for severance benefits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chordiant Software, Inc.

Date: July 19, 2005	By: /s/ George de Urioste George de Urioste Chief Operating Officer and Chief Financial Officer